Exhibit 21.1

Subsidiaries

Entity	State of Formation
Jones Energy Holdings, LLC	Delaware
CCPR Sub LLC	Delaware
Nosley Assets, LLC	Delaware
Jones Energy, LLC	Texas
JRJ Opco, LLC	Texas